UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under 14a-12
Southern States Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and O-11

SOUTHERN STATES
BANCSHARES, INC.
615 Quintard Avenue
Anniston, Alabama 36201

March 22, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “annual meeting”) of Southern States Bancshares, Inc. (the “Company”). The annual meeting will be held on Wednesday, May 17, 2023 at 8:00 a.m., central time, at 615 Quintard Avenue, Anniston, Alabama 36201.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of Mauldin & Jenkins, LLC, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the annual meeting and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote online, by phone or to mail your completed proxy card. This will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you are unable to attend the annual meeting for any reason.

We look forward to seeing you at the annual meeting.
Sincerely,

Stephen W. Whatley
Chairman and Chief Executive Officer

This proxy statement is first being sent to the stockholders of the Company on or about March 31, 2023.

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS OF
SOUTHERN STATES BANCSHARES, INC.
______________________________

TIME AND DATE:	8:00 a.m., central time, on Wednesday, May 17, 2023.
PLACE:	Southern States Bancshares, Inc., 615 Quintard Avenue, Anniston, Alabama 36201.
ITEMS OF BUSINESS:	(1)	To elect Lewis C. Beavers, Mark A. Chambers, Daniel A. Cummings, Alfred Hayes, Jr., Jonathan W. Hinton, Brent David Hitson, Brian Stacy Holmes, Christine Hunsaker, Cynthia S. McCarty, Jay Florey Pumroy, J. Henry Smith IV, Henry A. Turner, and Stephen W. Whatley;
(2)
To ratify the selection of Mauldin & Jenkins, LLC by the Audit Committee of the Board of Directors (the “board” ) as our independent registered public accounting firm for the year ending December 31, 2023; and

	(3)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.
RECORD DATE:
To vote, you must have been a stockholder at the close of business on March 15, 2023. A complete list of such stockholders will be available for inspection at the Company’s offices in Anniston, Alabama during normal business hours for a period of 10 days prior to the annual meeting, and also during the annual meeting until the close of such meeting.

Your vote is important. It is important that your shares be represented and voted at the annual meeting. You can vote your shares online or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the annual meeting by following the instructions in the proxy statement. Whether or not you plan to attend the annual meeting, please vote online or by marking, signing, dating and promptly returning the proxy card or voting instruction card.

By Order of the Board of Directors

Sheila Wells
Corporate Secretary
Anniston, Alabama
March 22, 2023
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 17, 2023
This proxy statement, proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 are available at www.investorvote.com/SSBK

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the board of Southern States Bancshares, Inc. (“Southern States,” “we,” “us,” “our,” or the “Company”) to be used at the 2023 Annual Meeting of Stockholders of the Company (the “annual meeting”). The Company is the holding company for Southern States Bank (the “Bank”).

Internet Availability of Proxy Materials

This proxy statement, our annual report to shareholders and our Annual Report on Form 10-K are available at our corporate website at www.southernstatesbank.net. You also can obtain copies of the notice, proxy statement and the Annual Report on Form 10-K without charge at the SEC’s website at www.sec.gov and may access these materials at www.investorvote.com/SSBK. A Notice of Internet Availability of Proxy Materials regarding this proxy statement is being first mailed to stockholders on or about March 31, 2023, containing instructions on how to access and review our proxy materials. The notice of internet availability of proxy materials also instructs you how you may submit your proxy online or via mail. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the notice of internet availability of proxy materials.

Website addresses referenced herein are intended to provide inactive, textual references only, and the information on these websites is not part of this proxy statement.

Time and Location

The annual meeting will be held in at 615 Quintard Avenue, Anniston, Alabama 36201 and will begin promptly at 8:00 a.m., central time, on Wednesday, May 17, 2023.

Who Can Vote at and Attend the Annual Meeting

Stockholders of Record

You are entitled to vote your shares of Southern States common stock if you held your shares as of the close of business on March 15, 2023 (the “Record Date”).

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominees as of the Record Date, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing it on how to vote your shares. If you wish to attend the annual meeting in person, you must obtain a “legal” proxy from your broker or other nominee.

As of the close of business on the Record Date, 8,747,763 shares of Southern States common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Items Voted on; Vote Required

Quorum

The annual meeting will be held only if there is a quorum. A majority of the outstanding shares of Southern States common stock entitled to vote, represented in person or by proxy at the annual meeting, constitutes a quorum. If you return valid proxy instructions or attend the annual meeting, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Abstentions and broker non-votes will be treated as present for purposes of determining the presence or absence of quorum.

Vote Required

Directors are elected by a plurality. “Plurality” means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is thirteen. There is no cumulative voting for the election of directors.

For all other matters, the affirmative vote of the majority of the shares of common stock represented at the meeting and entitled to vote on the subject matter is required, unless the vote of a greater number or voting by classes is required by law, or by the Company’s amended and restated certificate of incorporation or bylaws.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends the annual meeting, either in person or by proxy, but withholds or abstains from voting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees will only have discretionary voting power with respect to Proposal 2, the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for the year ending December 31, 2023.

In voting on the election of directors, you may vote in favor of the nominees or withhold votes as to the nominees. In the election of directors, broker non-votes and votes withheld are treated as present for quorum purposes only and will have no effect on the outcome of the election of directors.

In voting on the approval to ratify the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2023, you may vote for or against the proposal, or abstain from voting. We do not expect to receive broker non-votes on this item as brokers, banks or other nominees will have discretionary authority to vote shares for which street name stockholders do not provide voting instructions. Abstentions will be treated as votes against the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for the year ending December 31, 2023.

Voting by Proxy

This proxy statement is being sent to you by the board to request that you allow your shares of the Company common stock to be represented at the annual meeting by the persons named in the proxy card. All shares of Company common stock represented at the annual meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you vote online, by phone, or if you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board.

The board recommends that you vote:

•	“FOR” each of the nominees; and
•	“FOR” the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ended December 31, 2023.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is adjourned or postponed, your shares of Southern States common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

If your Southern States common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions online. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominees, you must contact your broker, bank or other nominee.

Revoking Your Proxy

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing, addressed to Corporate Secretary, Southern States Bancshares, Inc., 615 Quintard Avenue, Anniston, Alabama 36201 before your Company common stock has been voted at the annual meeting, deliver a later-dated and executed valid proxy or if you are a shareholder of record or otherwise hold a voted proxy, attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Requirement for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in the Company's Proxy Materials

Consideration of Director Recommendations by Stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider director candidates nominated by stockholders who appear to be qualified to serve on the board on the same basis as other candidates. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

To submit a recommendation for a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Southern States Bancshares, Inc., 615 Quintard Avenue, Anniston, Alabama 36201:

•the name, age, business address and residence address of nominee;
•the principal occupation or employment of the nominee;
•the class or series and number of all shares of stock of the Company that are owned beneficially or of record by the nominee and any affiliates or associates of such person and certain other stock ownership matters; and
•any other information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder making the nomination is required to provide information similar to that above for itself. Please see our bylaws for a complete description of the information required for stockholders to submit a nomination. To be timely, a stockholder’s notice must be delivered to, or be mailed and received at, the address set forth above no earlier than February 17, 2024 and no later than March 18, 2024; provided, however, that in the event that the 2024 annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2023 annual meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Consideration of Other Business. If a stockholder desires the board to consider any other business, the stockholder should submit the following information in writing, addressed to the Corporate Secretary, Southern States Bancshares, Inc., 615 Quintard Avenue, Anniston, Alabama 36201:

•a brief description of each matter desired to be brought before the annual meeting (including the specific text of any resolutions);
•the reasons for conducting such business at the annual meeting;
•the class or series and number of all shares of stock of the Company that are owned beneficially or of record by the nominee and any affiliates or associates of such person and certain other stock ownership matters;
•a description of all agreements, arrangements, or understandings between the stockholder and other persons related to the proposal;
•a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and
•any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting.

Please see our bylaws for a complete description of the information required for stockholders to submit in order to bring other business before an annual meeting. To be timely, a stockholder’s notice must be delivered to, or be mailed and received at, the address set forth above no earlier than February 17, 2024 and no later than March 18, 2024; provided, however, that in the event that the 2024 annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2023 annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Requirements for Stockholder Proposals to Be Included in the Company’s Proxy Materials

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for our 2024 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 2, 2023. If next year’s annual meeting is held on a date more than 30 calendar days from May 17, 2024, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of our Amended and Restated Bylaws (“Bylaws”) and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Such proposals should be sent to Southern States Bancshares, Inc., Corporate Secretary, 615 Quintard Avenue, Anniston, Alabama 36201.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024. However, if the date of the 2024 annual meeting is more than 30 days before or after the date of the anniversary of the 2023 annual meeting, the notice must be provided by the close of business on the later of the sixtieth day prior to the 2024 annual meeting or the tenth day following the day on which public announcement of the date of the 2024 annual meeting is first made, as provided by Rule 14a-19. These deadlines assume that the shareholder has not previously filed a proxy statement with the required information.

Dissenter and Appraisal Rights

There are no dissenter or appraisal rights for the matters to be voted upon at the annual meeting.

Shareholders Sharing an Address

We will deliver only one set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the proxy materials to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify us that the shareholder wishes to receive a separate copy of the proxy materials by contacting us at the following address or phone number: Corporate Secretary, Southern States Bancshares, Inc., 615 Quintard Avenue, Anniston, Alabama 36201, or (256) 241-1092. Conversely, if multiple stockholders sharing an address receive multiple proxy materials and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

Communications with the Board of Directors

Stockholders or other interested parties can contact the board, any committee of the board, or any director in particular by writing to: Corporate Secretary, Southern States Bancshares, Inc., 615 Quintard Avenue, Anniston, Alabama 36201. Stockholders or other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. We will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if the communication falls within the scope of matters generally considered by the board. To the extent the subject matter of a communication relates to matters that have been delegated by the board to a committee or to an executive officer, then the legal department may forward the communication to the chairman of the appropriate committee or the appropriate executive officer.

Proxy Solicitation Costs

The accompanying proxy is being solicited by the board. The Company will pay the cost of this proxy solicitation. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

PROPOSAL 1 - ELECTION OF DIRECTORS

Board of Directors
Our board oversees our business and monitors the performance of management. The following table sets forth certain information about our directors, including their names, ages and year in which they began serving as a director of the Company.

Directors	Age	Director Since
Lewis C. Beavers	72	2019
Daniel A. Cummings	53	February 2023
Alfred J. Hayes, Jr.	78	2015
Jonathan W. Hinton	40	February 2023
Brent David Hitson	56	2007
Brian Stacy Holmes	59	2007
Christine Hunsaker	56	February 2023
Cynthia S. McCarty	62	2020
Jay Florey Pumroy	66	2007
J. Henry Smith, IV	53	2009
Henry A. Turner	76	2008
Mark A. Chambers	59	2022
Stephen W. Whatley	71	2007

In accordance with our bylaws, the total number of directors constituting the entire board may not be less than five nor more than fifteen. Our board is currently composed of thirteen members, each elected for a one year term, or until his or her successor is elected or qualified, or until his or her earlier death, resignation or removal. Our directors discharge their responsibilities throughout the year at board and committee meetings and also through telephone contact and other communications with our executive officers or directors.

Stephen W. Whatley’s employment agreement provides that he will be nominated as a director so that he may remain a director during the term of his employment.

A brief description of the background of each of our directors, together with the experience, qualifications, attributes or skills that qualify each to serve as a director, is set forth below (other than Stephen W. Whatley and Mark Chambers, whose backgrounds are provided further below in “Current Executive Officers”).

Lewis C. Beavers. Mr. Beavers has worked as the managing partner of Lawrence, See & Beavers, a privately owned accounting firm, since 1976, and has served as Secretary and Treasurer of L&A Enterprises, Inc., a residential construction company, since 2002. He has served as a member of the Finance Committee of the Douglas County Chamber of Commerce since 2005 and has previously served on several advisory boards of community banks in Georgia. From 2006 until 2019, he served on the board of directors of Small Town Bank. Mr. Beavers holds a Bachelor of Business Administration in Accounting and Finance from West Georgia College. He received his CPA certificate in 1975 and currently holds a Residential Construction Contractor’s license from Georgia. Mr. Beavers’ extensive accounting and financial expertise, including in our industry and related industries, are among his qualifications to serve as a member of our board.

Daniel A. Cummings. Mr. Cummings has been a commercial real estate investor for more than 20 years in the Atlanta area. Earlier in his career, he worked for a regional financial institution, where he was responsible for the placement of more than $1 billion in debt and equity financing with local, regional, and national real estate operators. Mr. Cummings holds a Bachelor of Arts in Economics and a Masters of Business Administration from Louisiana State University. Mr. Cummings’s knowledge in business and economics are among his qualifications to serve as a member of our board.

Alfred J. Hayes, Jr. Mr. Hayes has over 40 years of banking experience. Mr. Hayes retired from First Union Bank in 1997 after 30 years, and from Colonial Bank in 2009. Mr. Hayes is active in civic, social, and professional organizations in Columbus, Georgia. Mr. Hayes holds a Bachelor of Business Administration in Real Estate from the University of Georgia and a Masters of Business Administration from Columbus State University. Mr. Hayes’ extensive experience working in our industry and his understanding of the regulatory structure in which we operate are among his qualifications to serve as a member of our board.

Jonathan W. Hinton. Mr. Hinton is the founder and CEO of RavenVolt, now a subsidiary of ABM Industries. RavenVolt designs and builds turn-key microgrid projects across the United States. The company focuses on solar, battery, fuel cell, diesel and natural gas microgrids at national retailers, industrials, utilities and water treatment plants. Mr. Hinton holds a Bachelor of Business Administration in Accounting from Georgia State University and a Masters of Business Administration from the Massachusetts Institute of Technology. Mr. Hinton’s entrepreneurial expertise and knowledge in accounting are among his qualifications to serve as a member of our board.

Brent David Hitson. Mr. Hitson is a partner at Burr & Forman LLP, a law firm in Birmingham, Alabama, a position he has held since 2005. Mr. Hitson holds a Bachelor of Science in Business Administration from Auburn University and a Juris Doctorate from Cumberland School of Law at Samford University. Upon graduation from law school in 1996, Mr. Hitson spent a year working as a judicial law clerk at the United States Court of Federal Claims in Washington, D.C. Mr. Hitson is licensed to practice law in Alabama, Georgia and Mississippi, and has handled matters in multiple state and federal courts across the United States. Mr. Hitson’s legal expertise combined with his past experience owning and managing his own company are among his qualifications to serve as a member of our board.

Brian Stacy Holmes. Mr. Holmes has owned and served as President of Holmes II Excavation, Inc., a privately owned construction company, since 1992. Mr. Holmes has also owned and served as managing member of Holmes Properties, LLC, a real estate investment company, since 1999, and as owner and managing member of Salt Creek Land Company, LLC, a real estate investment company, since 2001. Mr. Holmes is currently part owner and member of TLC, LLC, a real estate investment company, which he has owned since 2010. Mr. Holmes’ experience and expertise in management and business operations are among his qualifications to serve as a member of our board.

Christine Hunsaker. Ms. Hunsaker is the founder and president of Hunsaker Partners, a funeral services company that owns and operates cemeteries, funeral homes and crematories throughout Greater Atlanta. She is a veteran of the industry and previously held senior executive positions at leading funeral service companies. Ms. Hunsaker holds a Masters of Business Administration from the University of Cape Town. Ms. Hunsakers’s extensive managerial experience and knowledge of business operations are among her qualifications to serve as a member of our board.

Cynthia S. McCarty. Ms. McCarty is a professor of economics at Jacksonville State University, a position she has held since 1990. Ms. McCarty holds a Bachelor of Arts degree in Foreign Language International Trade with a minor in Finance and Economics from Auburn University. She also holds a Masters in Business Administration from the University of North Carolina Chapel Hill. Ms. McCarty’s business and economic knowledge and expertise are among her qualifications to serve as a member of our board.

Jay Florey Pumroy. Mr. Pumroy holds a Bachelor of Science Degree in Accounting from the University of Alabama in Birmingham and a Juris Doctorate Degree from the University of Alabama. Mr. Pumroy is Senior Partner with the law firm of Wilson, Dillon, Pumroy & James, LLC, Anniston, Alabama, where he has practiced continuously since 1982. Mr. Pumroy is also licensed to practice law in Georgia. He is a member of the Calhoun/Cleburne Bar Association, the Alabama State Bar and the State Bar of Georgia. Mr. Pumroy is a member of the American Land Title Association, the Calhoun County Chamber of Commerce, the Alabama Cattlemen’s Association, an affiliate member of the Calhoun County Area Board of Realtors and was an associate member of the Home Builders Association of Greater Calhoun County for many years. Mr. Pumroy served as a Director of Mt. Cheaha Corporation, a Harley Davidson Motorcycle franchisee, from 2004 until 2020, served as a Member of the Board of Directors for the East Central Region of Colonial Bank from 1987 until 2006 and has served as a member of the Board of Directors of the Anniston Soup Bowl, Inc., a non-profit corporation, since 2013. Mr. Pumroy holds, or has held, investments in retail and commercial properties through various entities including Business Park, LLC, Covington Properties South, LLC, Leighton Avenue Properties, LLC, Medical Facilities Co., LLC, Northeast Alabama Real Estate Co., LLC, Raintree Developers, Inc., Retail Properties, LLC, and Woodstock Land Co., LLC. Mr. Pumroy’s legal background and business management experience are among his qualifications to serve as a member of our board.

J. Henry Smith, IV. For more than 20 years, Mr. Smith has served as President of Interstate Sheet Metal Co., Inc., a sheet metal contractor specializing in public works projects and other large contracts throughout Alabama. He holds a Bachelor of Arts in History from Vanderbilt University. Mr. Smith’s extensive managerial experience, as well as his business development and project execution experience and knowledge of business operations, are among his qualifications to serve as a member of our board.

Henry A. Turner. Mr. Turner worked at Honda Motor Company, a publicly traded automobile manufacturer, in its Alabama Operations for more than 20 years, including as a purchasing manager for Honda of America, from 1988 until 2000, and Department Manager, Purchasing Department for Honda of Alabama, from 2000 until 2010. Prior to joining the Honda Motor Company, Mr. Turner worked as a registered representative with Murch and Co., a private brokerage firm. Mr. Turner has served on a number of civic organizations, including as a member and Chairperson of the South Regions Minority Supplier Development Council and currently as a member of the board of directors of the Minority Business Opportunity Committee since 2011. Mr. Turner holds a Bachelor of Science in General Business from John Carroll University. Mr. Turner’s many years of leadership experience at a large public company, his background and finance, and his experience serving civic organizations and the community are among his qualifications to serve as a member of our board.

The board unanimously recommends a vote “FOR” each of the director nominees.

Directors are elected by a plurality of the votes. Broker non-votes and votes withheld will have no effect on the outcome of the election of directors.

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected Mauldin & Jenkins, LLC to be the Company’s independent registered public accounting firm for the 2023 fiscal year. Mauldin & Jenkins, LLC has served as our independent registered public accounting firm since 2007. A representative of Mauldin & Jenkins, LLC will be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

In determining whether to reappoint Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with Mauldin & Jenkins, LLC, an assessment of the professional qualifications and past performance of Mauldin & Jenkins, LLC and the potential impact of changing independent registered public accounting firms. Through its experience with the Company, Mauldin & Jenkins, LLC has gained institutional knowledge and expertise regarding the Company’s operations, accounting policies and practices and internal control over financial reporting.

If the ratification of the appointment of Mauldin & Jenkins, LLC is not approved at the annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of Mauldin & Jenkins, LLC is approved by stockholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its stockholders.

The board unanimously recommends a vote “FOR” the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm.

To be approved, the appointment of Mauldin & Jenkins, LLC as our independent registered public accounting firm must receive an affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter. Abstentions will be treated as votes against the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for the year ending December 31, 2023. We do not expect to receive broker non-votes in this Item.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2022 and December 31, 2021 for services provided by Mauldin & Jenkins, LLC.

	2022	2021
Audit Fees (1)	$162,605	$143,503
Audit-Related Fees (2)	26,404	76,574
Tax Fees (3)	9,500	9,500

(1)	Fees include Federal Deposit Insurance Corporation Improvement Act of 1991 internal control audit, financial statement and 10-K audit and review of quarterly SEC filings.
(2)	Includes 401(k) Plan audit and registration statement filings with the SEC.
(3)	Includes preparation and filing of tax returns.

Pre-Approval of Services by Mauldin & Jenkins, LLC

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of Mauldin & Jenkins, LLC. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by Mauldin & Jenkins, LLC. Such approval process ensures that Mauldin & Jenkins, LLC does not provide any non-audit services to the Company that are prohibited by law or regulation. Requests for services by Mauldin & Jenkins, LLC for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee chairman, or one or more of its members. The chairman, member or members to whom such authority is delegated shall report any specific approval of services for ratification at the next regular meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent registered public accounting firm.

During the year ended December 31, 2022, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal control over financial reporting. Mauldin & Jenkins, LLC is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the board.

In this context, the Audit Committee has met and held discussions with management and Mauldin & Jenkins, LLC. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Mauldin & Jenkins, LLC.

The Audit Committee has also reviewed and discussed with the Company’s management the audited financial statements in the Annual Report. In addition, the Audit Committee discussed with Mauldin & Jenkins, LLC those matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) rules or standards and the SEC. Additionally, Mauldin & Jenkins, LLC provided to the Audit Committee the written disclosures and the letter required under applicable PCAOB rules or standards. The Audit Committee also discussed with Mauldin & Jenkins, LLC its independence from the Company. In concluding that the accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by Mauldin & Jenkins, LLC were compatible with their independence.

The Audit Committee discussed with Mauldin & Jenkins, LLC the overall scope and plans for their audit. The Audit Committee meets with Mauldin & Jenkins, LLC, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of Mauldin & Jenkins, LLC who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Furthermore, the Audit Committee’s considerations and discussions with management and Mauldin & Jenkins, LLC do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC. The Audit Committee has appointed, and has requested stockholder ratification of, the selection of Mauldin & Jenkins, LLC for the fiscal year ended December 31, 2023.

Lewis C. Beavers

Alfred J. Hayes, Jr.

J. Henry Smith, IV

CORPORATE GOVERNANCE

Director Qualifications
We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all stockholders. When considering potential director candidates, our board also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our board. While we have no formal policy regarding the diversity of our board, our board may consider a broad range of factors relating to the qualifications and background of director nominees, which may include personal characteristics. Our board of director’s priority in selecting board members is the identification of persons who will further the interests of our stockholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy.

Board Diversity Matrix

The table below contains information based on the voluntary self-identification of each member of the Company’s board as of March 22, 2023.

Board Diversity Matrix (as of March 22, 2023)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	11	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	10	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

Director Independence
Under the rules of NASDAQ, independent directors must comprise a majority of our board. The rules of NASDAQ, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board has undertaken a review of the independence of each non-employee director based upon these rules and the charter of our Nominating and Corporate Governance Committee. Applying these standards, our board has affirmatively determined that, with the exception of Mr. Pumroy, Mr. Holmes and Mr. Cummings, each of our current non-employee directors qualifies as an independent director under the applicable rules. The eight independent directors constitute a majority of the thirteen members of our board.

In making independence determinations, our board has considered the current and prior relationships that each director has with us and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure
Our board meets at least quarterly. Our board solicits input and nominations from its members and elects one of its members as Chairman. The roles of Chief Executive Officer and Chairman of our board are held by Stephen W. Whatley, and, we do not have a policy regarding the separation of these roles, as our board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of our board. Our board has determined that combining the roles of Chief Executive Officer and Chairman is in the best interests of our stockholders at this time because the combined roles allow for a single point of leadership and is acceptable based on our size and complexity.

Our independent directors have also determined that it is optimal for the board to have a “lead director,” whose responsibilities include, among others, presiding over executive sessions of the independent directors and establishing the agenda for each meeting of the independent directors. Mr. Smith has served as lead independent director since March 2022.

Additionally, the board periodically meets in executive session without the presence of the Chairman of the Board, Chief Executive Officer or other members of management. The lead director presides at these meetings and provides the board’s guidance and feedback to the President and Chief Executive Officer and the Company’s management team.

Board Risk Management and Oversight
Our board is ultimately responsible for the oversight of our overall risk management processes while the Bank’s board is responsible for risk management oversight at the Bank. Our board approves policies that set operational standards and risk limits at the Bank, and any changes to the Bank’s risk management program require approval by the Bank’s board. Management is responsible for the implementation, integrity and maintenance of our risk management systems ensuring the directives are implemented and administered in compliance with the approved policy. Our board has established standing committees to oversee our corporate risk governance processes, as described more fully below. In addition, we have appointed a Chief Risk Officer, who is a member of our executive management team, to support the risk oversight responsibilities of the board and its committees and to involve management in risk management as appropriate by establishing committees comprised of management personnel who are assigned responsibility for oversight of certain operational risks. The Chief Risk Officer reports to the board periodically on our enterprise-wide risk management system. Greg Smith serves as our Chief Risk Officer.

Compensation Committee Interlocks and Insider Participation
No members of our compensation committee have been an officer or employee of the Company or the Bank. None of our executive officers is expected to serve or have served as a member of the board, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee. To the extent that any members of our compensation committee have participated in transactions with us, a description of those transactions is provided in “Executive Compensation,” "Director Compensation,” and “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics
Our board has adopted a Code of Business Conduct and Ethics that is designed to ensure that our directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that our directors, executive officers and associates avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Amendments to the Code of Business Conduct and Ethics, or any waivers of their requirements with respect to our directors or executive officers, will be disclosed on our corporate website or by such other means as may be required by applicable NASDAQ rules. A copy of our Code of Business Conduct and Ethics is available free of charge on the Investor Relations section of our website at www.southernstatesbank.net.

Hedging

Our insider trading policy, which applies to our officers, directors, employees and consultants, prohibits hedging.

Board Committees
Our board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee
Our Audit Committee, which is a separately-designated audit committee in accordance with 3(a)(58)(A) of the Exchange Act, consists of Messrs. Beavers (Chairman), Hayes, Smith and Hunsaker. Our Audit Committee has the responsibility for, among other things:

•overseeing the design and implementation of our internal audit function;
•selecting, engaging and overseeing the independent auditors;
•overseeing the integrity of our financial statements, including the annual audit, the annual audited financial statements, financial information included in our periodic reports that will be filed with the SEC and any earnings releases or presentations;
•overseeing our financial reporting process and internal controls;
•overseeing our compliance with applicable laws and regulations;
•overseeing our compliance and risk management functions;
•overseeing our process for receipt of complaints and confidential, anonymous submissions regarding accounting, internal accounting controls or auditing matters; and
•reviewing and investigating any possible violation of the Code of Business Conduct and Ethics or other standards of business conduct by any director or executive officer of the Company.

Rule 10A-3 promulgated by the SEC under the Exchange Act and applicable NASDAQ rules require our audit committee to be comprised entirely of independent directors. Our board has affirmatively determined that each of the members of our Audit Committee is independent under the rules of NASDAQ and for purposes of serving on an audit committee under applicable SEC rules. Our board also has determined that Mr. Beavers qualifies as an “audit committee financial expert” as defined by the SEC. Our board has adopted a written charter for our Audit Committee, which is available free of charge on the Investor Relations section of our website at www.southernstatesbank.net.

Compensation Committee
Our Compensation Committee consists of Messrs. Smith (Chairman), Hayes, Turner and Beavers. Our Compensation Committee is responsible for, among other things:

•reviewing and approving goals and objectives relevant to the compensation of our executive officers;
•evaluating the performance of our executive officers and determining and approving the compensation levels of executive officers based on that evaluation;
•reviewing and administering our equity incentive plans, including the 2017 Incentive Stock Compensation Plan, and executive compensation programs;
•reviewing, approving and submitting to the board for approval other compensation of our executive officers, and any significant amendments or changes to such arrangements; and
•preparing the report of the Compensation Committee as required by item 407(e)(5) of Regulation S-K, when applicable.
Applicable NASDAQ rules require the Compensation Committee to be comprised entirely of independent directors. Our board has affirmatively determined that each of the members of our Compensation Committee is independent under the rules of NASDAQ and for purposes of serving on a Compensation Committee under applicable SEC rules, and that each are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. To the extent that the Compensation Committee has one or more members who are not “non-employee directors” as defined in Rule 16b-3 of the Exchange Act, grants of stock or equity awards will be made by a subcommittee of the Compensation Committee consisting solely of “non-employee directors” or by our full board or directors. The Compensation Committee may form and delegate authority to subcommittees as the Compensation Committee deems necessary or appropriate. Our board has adopted a written charter for the Compensation Committee, which is available free of charge on the Investor Relations section of our website at www.southernstatesbank.net.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Hitson (Chairman), Hayes, Hinton and Turner. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•identifying individuals qualified to become board members consistent with criteria approved by the board;
•selecting, or recommending that the board select, director nominees for the next annual meeting of stockholders or to fill vacancies;
•assisting the board in fulfilling its oversight responsibilities relating to developing and implementing sound governance policies and practices;
•recommending director committee assignments; and
•developing and overseeing a process for the annual evaluation of the board and management.
In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Corporate Governance Committee may from time to time engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

Applicable NASDAQ rules require director nominees to be selected, or recommended for the board’s section, either by independent directors constituting a majority of the board’s independent directors, or by a committee consisting solely of independent directors. We have established a Nominating and Corporate Governance committee comprised entirely of independent directors. Our board has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is independent under the rules of NASDAQ. Our board has adopted a written charter for our Nominating and Corporate Governance Committee, which is available free of charge on the Investor Relations section of our website at www.southernstatesbank.net.

Meetings of Directors and Committees

The board held fourteen meetings during 2022, and our independent directors met in executive session one time during 2022. The Audit Committee held four meetings in 2022, the Compensation Committee held two meetings in 2022, and the Nominating and Corporate Governance Committee held one meeting in 2022. During 2022, each of our directors attended at least 75% of the meetings of the board and the meetings of the committees of the board on which that director served.

Attendance at Annual Meetings

The board encourages all directors to attend the annual meeting. We anticipate that all of our directors will attend the annual meeting by phone or in person. All of our directors then serving attended the annual meeting in 2022 by phone or in person.

CURRENT EXECUTIVE OFFICERS
Executive Officers

The following table sets forth certain information regarding our executive officers and the executive officers of the Bank, including their names, ages and positions:

Name	Age	Position with Southern States and the Bank
Stephen W. Whatley	71	Chairman of the Board of Southern States and the Bank and Chief Executive Officer of Southern States
Mark A. Chambers	59	President and director of Southern States and the Bank and Chief Executive Officer of the Bank
Lynn J. Joyce	59	Senior Executive Vice President and Chief Financial Officer
Greg Smith	61	Senior Executive Vice President and Chief Risk Officer
Jack Swift	61	Senior Executive Vice President and Chief Operating Officer

The business experience of each of our executive officers is set forth below. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer. The compensation for Mr. Whatley, Mr. Chambers and Ms. Joyce is set forth below under “Executive Compensation” and such persons are sometimes referred to as “named executive officers.”

Stephen W. Whatley. Mr. Whatley has served as our Chief Executive Officer since 2007 and Chairman of our board since 2014. Mr. Whatley has worked in the banking industry since 1973, in states across the country. Prior to joining Southern States, he served as Market President of Colonial Bank from 1982 through 2006. From 1980 until 1982, he served as Vice President Commercial Lender of AmSouth Bank and, from 1978 until 1982, as Vice President of Trust Company Bank. Whatley served as board member for the East Central Region of Colonial Bank from 1989 until 2000. He currently serves on the Wetlands America Trust Board. Mr. Whatley has served previously on the board of a number of non-profit entities, including Ducks Unlimited, Inc. and Community Action Agency. Mr. Whatley holds a Bachelor of Science in Economics from Auburn University and a Master of Arts in Economics from California State University at Los Angeles. Mr. Whatley’s extensive experience working in leadership roles in the banking industry, together with his skills and knowledge of the industry, are among his qualifications to serve as our Chairman of the Board and Chief Executive Officer.

Mark A. Chambers. Mr. Chambers has served as our President since 2019 and joined the board on March 16, 2022. From 2007 until 2019, he served as Senior Executive Vice President and President, Southeast Region of Southern States. Prior to joining Southern States, Mr. Chambers worked as Market President at Wachovia Bank from 2004 until 2007, and as a Commercial Lender at Aliant Bank from 1998 until 2004. Mr. Chambers holds a Bachelor of Science in Finance and a Master of Business Administration from Auburn University.

Lynn J. Joyce. Ms. Joyce has served as Senior Executive Vice President and Chief Financial Officer of Southern States since 2013. Prior to joining Southern States, she served as Executive Vice President and Chief Financial Officer of First Financial Bank, a NASDAQ listed institution for a portion of time during her tenure, from 1992 until 2013. From 1986 until 1992, Ms. Joyce worked in the audit division of a major accounting firm. Ms. Joyce is a member of the Alabama Society of Certified Public Accountants. Ms. Joyce holds a Bachelor of Science in Business Administration – Accounting from the University of Alabama, in Huntsville.

Greg Smith. Mr. Smith has served as Senior Executive Vice President and Chief Risk Officer of Southern States since 2019. From 2006 until 2019, he served as our Senior Vice President and Chief Credit Officer. Prior to joining Southern States, he worked as Credit Admin, Commercial Loan Officer and Market President at Regions Bank. Mr. Smith holds a Bachelor of Science in Finance from the University of Alabama.

Jack Swift. Mr. Swift has served as our Senior Executive Vice President and Chief Operating Officer since 2019. From 2006 until 2019, he served as Senior Executive Vice President and President, Central Region of Southern States. Prior to joining Southern States, he served as Senior Vice President of Colonial Bank from 1996 until 2006, and as Vice President of SouthTrust Bank from 1992 until 1996. Mr. Swift holds a Bachelor of Arts in Business Administration from Birmingham Southern University.

Our executive officers are appointed by our board and hold office until their successors are duly appointed and qualified or until their earlier death, resignation or removal. The executive officers of Southern States Bank are appointed by the board of Southern States and Bank hold office until their successors are duly appointed and qualified or until their earlier death, resignation or removal.

In addition to the executive officers listed above, the Bank is managed by a team of experienced bankers who oversee various aspects of our organization including lending, credit administration, treasury services, wealth management, marketing, finance, operations, information technology, regulatory compliance, risk management and human resources. Our team has a demonstrated track record of achieving profitable growth, maintaining a strong credit culture, implementing a relationship-driven approach to banking and successfully executing acquisitions. The depth of our team’s experience, market knowledge and long-term relationships in Alabama and West Georgia provide us with a steady source of referral.

EXECUTIVE COMPENSATION

We have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies.” In accordance with such rules, we are permitted to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.” This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package.
Our named executive officers for the year ended December 31, 2022 were:
•Stephen W. Whatley, Chairman and Chief Executive Officer of Southern States, Chairman of the Bank;
•Mark A. Chambers, President of Southern States and the Bank, Chief Executive Officer of the Bank; and
•Lynn J. Joyce, Senior Executive Vice President and Chief Financial Officer of Southern States and the Bank.
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2022 and 2021. Unless otherwise noted, all cash compensation for each of our named executive officers was paid by the Bank.

Name and Principal	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Stephen W. Whatley	2022	517,500	132,500	800,092	75,000	294,630	36,228	1,855,950
Chairman and Chief Executive Officer	2021	500,000	77,500	71,073	71,073	250,000	36,422	1,006,068
Mark A. Chambers	2022	415,000	55,000	664,624	43,116	206,739	38,128	1,422,607
President and Director	2021	345,000	—	40,888	40,888	150,938	37,173	614,887
Lynn J. Joyce	2022	329,130	45,000	609,472	39,757	140,539	42,279	1,206,177
Senior Executive Vice President and Chief Financial Officer	2021	318,000	—	37,763	37,763	119,250	39,454	552,230
(1) The amounts set forth reflect the aggregate grant date fair value of restricted stock issued as equity incentive under our 2017 Incentive Stock Compensation Plan and a one time grant of restricted stock units under our Executive Deferred Restricted Stock Unit Plan in accordance with FASB ASC Topic 718. See “Note 11” in the consolidated financial statements of our Annual Report on Form 10-K for additional detail regarding the assumptions underlying the value of these equity awards. Reflects an adjustment from our prior Summary Compensation Tables to present the aggregate grant date fair value in the year granted, rather than the year in which the award relates. See “Executive Compensation — Narrative Disclosure to the Compensation Table — Equity Awards” below.
(2) Represents amounts earned and paid under the Southern States Bank Performance Incentive Plan with respect to performance in the year ended December 31, 2022.
(3) The following table shows the amounts included in “All Other Compensation.”

Name and Principal	Year	Car Allowance ($)	Country Club Dues ($)	401(k) Employer Contributions ($) (1)	Life Insurance Premiums ($) (2)	Dividends Paid ($) (3)	Total ($)
Stephen W. Whatley	2022	15,000	1,260	15,250	1,500	3,218	36,228
	2021	15,000	1,260	14,500	1,500	4,162	36,422
Mark A. Chambers	2022	20,000	—	15,250	1,500	1,378	38,128
	2021	20,000	—	14,500	1,500	1,173	37,173
Lynn J. Joyce	2022	15,000	9,300	15,250	1,500	1,229	42,279
	2021	15,000	7,200	14,500	1,500	1,254	39,454
(1) Represents Southern States’ matching contributions under the Southern States 401(k) Plan.
(2) Represents the employer-paid insurance premiums.
(3) Represents dividends paid on restricted stock that was not vested.

Narrative Disclosure to the Summary Compensation Table

General
We compensate our named executive officers through a combination of base salary, annual incentive bonuses (under the Southern States Bank Performance Incentive Plan), discretionary bonuses, equity awards (under the 2017 Incentive Stock Compensation Plan and Executive Deferred Restricted Stock Unit Plan), and other benefits including perquisites. Our Compensation Committee believes our executive compensation practices should attract, motivate, and retain key talent, while also tying pay to performance to promote stockholder value and core values. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers. During 2022, decisions regarding compensation were made by the Compensation Committee.

Base Salary
We provide each of our named executive officers with a competitive fixed annual base salary. When setting the base salary of each named executive officer for 2022, the Compensation Committee considered a variety of considerations, including: salaries offered by members of our peer group as set forth in information provided by our external compensation consultant, Compensation Advisors, which is a member of Newcleus; internal pay equity considerations; the results achieved by each executive; future potential; experience; and scope of responsibilities. On an annual basis, the Compensation Committee reviewed base salaries of our named executive officers. The Compensation Committee, without the involvement of any of our named executive officers, determined the base salary for Mr. Whatley. With respect to our other named executive officers, the Compensation Committee, while overseeing the process and having the authority to override any compensation decisions, has historically allowed Mr. Whatley latitude in establishing base salaries. Base salaries paid during the year ended December 31, 2022 appear in the Salary column of the Summary Compensation Table for 2022.

In January 2023, base salaries were increased to $550,000, $470,000 and $350,000 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively.

Annual Incentive Bonus
Our named executive officers participate in the Southern States Bank Performance Incentive Plan (“PIP”), a performance-based annual cash incentive plan intended to incentivize Company performance. Under the PIP, participants, including our named executive officers, are eligible to earn bonuses as a percentage of annual base salary based on achievement of goals established by the Compensation Committee typically at the beginning of each year in consultation with senior management. At the end of the year, to the extent the applicable goals are met, the participant will be eligible for a bonus. The overall percentage of goals achieved must be 80% or higher in order for any incentive awards to be paid. An unacceptable level of problem loans issued by Southern States Bank can reduce incentive payments for affected participants and their management. The ultimate amount of the award can be adjusted up or down in the discretion of senior management and the Compensation Committee.

For the year ended December 31, 2022, the performance factors for the PIP for our named executive officers were net income after taxes (weighted 40%), loan portfolio balance growth (weighted 40%), checking deposit balance growth (weighted 15%), and money market account and savings balance growth (weighted 5%).

Based on actual performance for the year ended December 31, 2022, Mr. Whatley was eligible to earn 32% to 62% of his base salary, Mr. Chambers was eligible to earn 28% to 54.3% of his base salary, and Ms. Joyce was eligible to earn 24% to 46.5% of her base salary. For the year ended December 31, 2022, Mr. Whatley earned a bonus of $294,630, or 56.9% of his base salary, Mr. Chambers earned a bonus of $206,739, or 49.8% of his base salary, and Ms. Joyce earned a bonus of $140,539, or 42.7% of her base salary. The bonuses were paid in February 2023, and appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for 2022.

Discretionary and Other Bonus
Discretionary bonuses are determined on a discretionary basis and are generally based on individual and company performance. For performance during the year ended December 31, 2022, Mr. Whatley, Mr. Chambers and Ms. Joyce were paid discretionary bonuses of $55,000, $55,000 and $45,000, respectively. These bonuses were paid in February 2023. In addition, for the year ended December 31, 2022, Mr. Whatley was paid a bonus of $77,500, which is the third of three annual bonuses in that amount the Company paid to Mr. Whatley for successfully completing the acquisition of Small Town Bank. As a result, Mr. Whatley’s total bonus for the year ended December 31, 2022 was $132,500. These bonuses appear in the Bonus column of the Summary Compensation Table above for 2022.

Equity Awards
Our named executive officers are eligible for long-term equity incentive awards under the 2017 Incentive Stock Compensation Plan as amended (the “Plan”). The Compensation Committee believes that granting equity awards to our named executive officers enhances performance consistent with our corporate strategic values, focuses our executives on long-term performance results consistent with the Company’s long-term strategic plan, and strengthens the link between executive pay and our stockholders by creating a shared interest in the Company’s growth. Awards under the Plan may be in the form of shares of restricted stock (“Restricted Stock”), incentive stock options (“ISOs”) or non-qualified stock options (“NQSOs”), and beginning in December 2022, restricted stock units (“RSUs”). Awards vest over time under the conditions set forth in the applicable award agreement.

When granting awards, the Compensation Committee establishes a target award for each participant which, for our named executive officers, is stated as a percentage of annual base salary. Awards issued in February 2022 were based on 2021 base salaries and split equally between Restricted Stock and ISOs, and the applicable percentages of base salary were 30% for Mr. Whatley, and 25% for Mr. Chambers and Ms. Joyce. The amounts shown in the Stock Awards column of the Summary Compensation Table for 2022 reflect grants of 3,639, 2,092 and 1,929 shares of Restricted Stock to Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively, in February 2022, which were valued at $75,000, $43,116 and $39,757, respectively, and vest in one-third increments over three years, beginning on the date of the grant. The amounts shown in the Option Awards column of the Summary Compensation Table above reflect grants of 6,014, 3,458 and 3,188 ISOs to Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively, in February 2022. The ISOs vest in one-third increments over three years, beginning on the date of the grant. The exercise price of the ISOs is $20.61 per share.

On February 15, 2023, the Compensation Committee made grants of 2,568, 1,716 and 1,361 shares of Restricted Stock to Mr. Whatley, Mr. Chambers and Ms. Joyce, which vest in one-third increments over three years with the first vesting beginning on the date of the grant. On February 15, 2023, the Compensation Committee made awards of 3,999, 2,673 and 2,120 ISOs to Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively. The ISOs vest in one-third increments over three years, with the first vesting beginning on the date of the grant. The exercise price of the ISOs is $30.23 per share. The Restricted Stock and ISO granted on February 15, 2023 will appear in the Summary Compensation Table for our 2024 annual meeting of shareholders.

Benefits and Other Perquisites
Our named executive officers are eligible to participate in the same benefit plans available to all of our full-time employees, including medical, dental, vision, life, disability and accidental death insurance.

We also provide our employees, including our named executive officers, with several retirement benefits. Our retirement plans are designed to assist our employees with planning for and securing appropriate levels of income during retirement. We believe these plans help us attract and retain quality employees, including executives, by offering benefits similar to those offered by our competitors.

Southern States Bank has a non-qualified supplemental executive retirement plan (“SERP”) for each of its executive officers, including our named executive officers. The SERP is an employer paid deferred compensation agreement that provides a life-time supplemental retirement income to the employee, based on certain vesting and other requirements. Southern States Bank has purchased bank owned life insurance policies (“BOLI”) and annuities on each of the SERP participants as a means of funding the benefits provided in the SERP. The benefits are paid upon retirement provided the executive is in good standing with the Company. Southern States is the owner of the BOLI and the annuities are held in a rabbi trust. Under each of the SERPs for our named executive officers, the normal retirement benefit will generally be paid upon the named executive officer’s separation from service for any reason other than death, disability, or a change in control after reaching the retirement age specified in the SERP, provided the executive agrees that for a period of 12 months after separation from service, the executive will not engage in certain competitive activities within a 50 mile radius of any offices of the Bank. The benefit will be paid monthly, commencing on the first day of the second month following the date of the named executive officer’s separation from service and continuing for the named executive officer’s lifetime. In addition, a vested percentage of the monthly SERP benefit will be paid upon the named executive officer’s separation from service (i) for any reason other than death, disability, or a change in control after reaching early retirement age but prior to normal retirement age or (ii) as a result of becoming disabled, commencing on the first day of the second month following the named executive officer’s normal retirement age and continuing for the named executive officer’s lifetime. The vested percentage is 50% at age 55 and increases by 5 percent for each year until age 65. Upon the named executive officer’s death, Southern States Bank will pay the beneficiary the account balance no later than sixty days from the date of death, unless such death occurs after the named executive officer received 180 or more payments, in which case no additional payments will be made under the SERP. Upon a change in control of Southern States Bank, the named executive officers will fully vest in the normal retirement benefit, which will be paid monthly, starting on either (A) the later of (1) the named executive officer reaching the normal retirement age and (2) a separation from service or (B) a separation from service, depending on the SERP. The payment is tax-deductible to Southern States and taxable to the participant. Under the SERP, if, after reaching normal retirement age, a separation of service occurred, Mr. Whatley, Mr. Chambers and Ms. Joyce would each receive approximately $200,000 in annual lifetime benefits.

2017 Incentive Stock Compensation Plan
The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to eligible persons who are in positions to make significant contributions toward our success. The Plan is designed to enable the Company to attract individuals of outstanding ability for employment, to provide a method for such individuals to acquire ownership in the Company, and to render superior performance for the Company. The Plan was adopted by the Company and approved by stockholders in 2018 and amended in December 2022 to add Restricted Stock Units as a type of award.

The Plan is administered by the Compensation Committee, which has authority to grant awards under the Plan, to determine the terms of each award (which are evidenced by a written agreement describing the material terms of the award), to interpret the provisions of the Plan and to make all other determinations that it may deem necessary or advisable to administer the Plan.

The Plan provides for awards of up to 1,400,000 shares of common stock, of which 310,860 are available to be granted as of December 31, 2022 , and may be issued in the following forms:

•Options: Awards of options may be granted as either ISOs qualified under Section 422(b) of the Internal Revenue Code or NQSOs. The exercise price of an option (excluding an ISO granted to a 10% owner) may not be less than 100% of the fair market value of our common stock on the date of the grant. The exercise price may be paid in cash, or as otherwise provided in the award agreement.
•Restricted Stock: Awards of Restricted Stock may be issued subject to the terms and conditions as the Compensation Committee may determine. The recipient of an award of Restricted Stock has the right to receive dividends and vote shares awarded during the vesting period of such shares.
•Restricted Stock Units: Restricted Stock Units represent a right to receive a share of common stock in the future. Restricted Stock Units do not provide voting rights, but the Compensation Committee may determine to give effect to dividends. Awards of Restricted Stock Units may be issued subject to the terms and conditions as the Compensation Committee may determine.

The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

In the event of any transaction resulting in a change in control, outstanding stock options and other awards under the Plan that are payable in or convertible into our common stock will terminate upon the effective time of such change in control unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, the holders of such awards will be permitted, immediately before the change in control, to exercise or convert all portions of such awards that are then exercisable or convertible or that will become exercisable or convertible upon or prior to the effective time of the change in control. The Compensation Committee may take such actions as it deems appropriate to provide for the acceleration of the exercisability of any or all outstanding stock options or other awards.

In the event of certain corporate transactions (including a stock dividend or split, spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, or similar corporate change that is not part of a transaction resulting in a change in control of us), the Compensation Committee will appropriately adjust, if needed, (a) the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Plan and (b) the terms of outstanding awards, including, but not limited to, the number, kind, and price of securities subject to such awards.

Our board may terminate, amend, or modify the Plan or any portion thereof at any time; provided, however, that (i) any such amendment that would require stockholder approval in order to ensure compliance with any applicable rules or regulations; and (ii) any amendment that would change the maximum aggregate number of shares for which awards may be granted under the Plan is generally subject to approval of the stockholders of the Company.

Executive Deferred Restricted Stock Unit Plan

The Compensation Committee and Board approved an Executive Deferred Restricted Stock Unit Plan (the “Deferred Plan”) in December 2022. The Compensation Committee presently intends for this Deferred Plan to be utilized for a one time grant. The grants were awarded based on the performance of the Company and common stock subsequent to the initial public offering. The Deferred Plan allows the Compensation Committee to make contributions of Restricted Stock Units into a deferral account (the “Deferral Account”) for the benefit of select participants, including our named executive officers. The Deferral Account is a bookkeeping account established for each participant, and only distributed upon the occurrence of certain events, including a separation prior to retirement to be distributed at age 65, separation of service after qualifying for retirement at age 65, change of control, and upon death (to designated beneficiaries), in each case subject to certain vesting conditions and tax withholding. Participants are credited with the value of cash dividends on Restricted Stock Units that will be paid at the same time as the awards under the Deferred Plan. Amounts credited to a participant’s account are intended to be taxed to the participant on a deferred basis under Internal Revenue Code rules, generally only when the amounts are distributed to the participant. The Deferral Account will be distributed in shares of common stock. Restricted Stock Units issued to the Deferral Account reduce the number of shares available under the Plan.

The amounts shown in the Stock Awards column of the Summary Compensation Table for 2022 reflect one time grants of 25,424, 21,792, and 19,976 Restricted Stock Units to the Deferred Plan on behalf of Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively, which are valued at $725,092, $621,508 and $569,716, respectively, and vest in one-third increments over three plan years ending each December 31, with the first plan year ending on December 31, 2022.

Employment and Change in Control Agreements
Each of Stephen W. Whatley, Mark Chambers and Lynn Joyce, the named executive officers, have employment agreements.

Mr. Whatley
The employment agreement, dated March 24, 2010, between Southern States Bank and Mr. Whatley, as amended by the amendment to the employment agreement, dated September 21, 2016 (the “Whatley Agreement”) provides for a two year term which automatically renews each day so that the term is always two years. Compensation set forth in the Whatley Agreement includes a base salary that is reviewed annually, annual incentive payments that are determined by the board and equity incentives. In addition, Southern States Bank shall make available to Mr. Whatley, through its group term life insurance policy, life insurance coverage in an amount equal to at least one times his base salary, but not to exceed $250,000, and Mr. Whatley will also be entitled to receive up to $1,500 to purchase additional life insurance. The agreement may be terminated by Southern States Bank for cause (as defined in the Whatley Agreement) and any benefits cease except for earned but unpaid salary and benefits. The Whatley Agreement may also be terminated:

•upon disability or death, in which case Southern States Bank’s obligations cease except that the full salary and perquisites shall be paid upon disability until Mr. Whatley has satisfied the “elimination period” under any disability or insurance plan;
•without cause, by Southern States Bank, in which case Mr. Whatley will be (i) entitled to receive a severance payment (described below) and (ii) deemed to have retired from Southern States Bank and be entitled to receive the total combined qualified and non-qualified retirement benefit to which he is entitled under the Whatley Agreement;
•by Mr. Whatley voluntarily, in which case Southern States Bank’s obligations cease except for earned but unpaid salary and benefits; and
•by Mr. Whatley for good reason, in which case Mr. Whatley shall be paid a severance payment (described below).

Mr. Whatley shall receive as a severance payment for termination without cause or for good reason a sum equal to one times the aggregate cash compensation due for the most recently completed calendar year and certain annualized benefits under employee benefit plans within 30 days of the time of termination. For purposes of determining compensation which is not fixed, such as a bonus, the annual amount of such unfixed compensation will be deemed to be equal to the average of such compensation over the three-year period immediately prior to the termination. In addition, all stock grants or options not vested shall be deemed to have vested and Mr. Whatley shall be credited with service for the remaining term of the Whatley Agreement under existing benefit plans.

For purposes of the Whatley Agreement, “good reason” means, without Mr. Whatley’s consent, any reduction in base salary, a material diminution in Mr. Whatley’s authority, duties or responsibilities, the failure of any successor to Southern States Bank to perform the Southern States Bank’s obligations, a material breach of the Whatley Agreement by Southern States Bank, or Southern States Bank requiring Mr. Whatley to be permanently assigned to a location other than the current or future headquarters of Southern States Bank. Notwithstanding the foregoing, good reason shall be deemed to occur only when Mr. Whatley provides notice to Southern States Bank that a good reason event has occurred within 90 days of such occurrence, and Southern States Bank does not remedy the condition within 30 days of such notice.

The Whatley Agreement also provides that Mr. Whatley will be nominated as a director during the term of his employment.

Upon a change in control of Southern States Bank, and the termination of the employment of Mr. Whatley during the period beginning one year prior to and ending two years following such change in control for any reason other than cause, death or disability, Southern States Bank shall pay Mr. Whatley an amount equal to one times his highest annual compensation during the preceding three year period in 12 equal monthly payments. “Annual compensation” shall mean Mr. Whatley’s annual base salary and cash bonus payments, excluding reimbursements and amounts attributable to stock options and other non-cash compensation. “Change in control” shall mean a change in the ownership or effective control of Southern States Bank or in the ownership of a substantial portion of the assets of Southern States Bank as set forth in applicable U. S. Treasury regulations.

The Whatley Agreement contains customary restrictive covenants with respect to the disclosure of confidential information and return of property. Each of these covenants may be enforced through specific performance, injunctive relief and other equitable remedies.

Mr. Whatley is also subject to a Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement, dated September 21, 2016 (the “Whatley Non-compete Agreement”), pursuant to which, among other things, he will not as an agent, employee, stockholder or otherwise compete with Southern States Bank or directly or indirectly solicit customers of Southern States Bank for a period of 12 months immediately following his termination of employment. Upon a termination of his employment (other than for cause (as defined in the Whatley Non-compete Agreement)), in consideration of Mr. Whatley’s covenant not to compete, Southern States Bank shall pay Mr. Whatley a sum equal to two times his highest annual compensation (as defined in the Whatley Non-compete Agreement) during the preceding three year period, including the year of such termination, in 12 equal monthly payments beginning the first day of the month following the termination of Mr. Whatley’s employment.

The Whatley Non-Compete Agreement contains customary restrictive covenants with respect to the disclosure of confidential information and return of property. Each of these covenants may be enforced through injunctive relief and other equitable remedies.

Mr. Chambers
The employment agreement, dated February 5, 2007, by and between NAB, LLC, an Alabama limited liability company (which is the organizational predecessor to Southern States Bank), and Mr. Chambers, as amended on April 14, 2021 (as amended, the “Chambers Agreement”), provides for a three year term with the term extended on each anniversary so that the term continues to be three years from the extension unless terminated by either party upon six months’ notice before the automatic renewal date. Compensation set forth in the Chambers Agreement includes a base salary that is reviewed annually, annual incentive payments that are determined by the board and equity incentives. The Chambers Agreement also provides for a term life policy of a minimum amount of $1,000,000. The Chambers Agreement may be terminated by Southern States Bank for cause (as defined in the Chambers Agreement) and any benefits cease except for earned but unpaid salary and benefits. The Chambers Agreement may also be terminated:

•upon death, in which case Southern States’ obligations are limited to paying any salary earned and any other amounts that may be due to the executor or administrator of Mr. Chambers’ estate;
•upon total disability (as defined in the Chambers Agreement), in which case Mr. Chambers’ compensation pursuant to the Chambers Agreement will terminate and Mr. Chambers will be paid in accordance with the long-term disability plans of Southern States Bank as may be in effect at that time; and
•without cause, by Southern States Bank, in which case Mr. Chambers shall receive severance compensation in an amount equal to his base salary for the balance of the three year term, any other amounts owed to Mr. Chambers at the time his employment terminates and continued insurance benefits in effect at the time of such termination for a period of 12 months after the termination date or until Mr. Chambers is employed by another employer (excluding self-employment), whichever period of time is shorter.

Upon a change in control (as defined in the Chambers Agreement), if Mr. Chambers’ employment is terminated (except for cause) within the one year period after such change in control and before he reaches age 75, or has a change of duties or salary during such period, he will be entitled to a severance payment equal to two times his cash compensation for the most recently completed calendar year plus the annualized amounts being paid for his benefits participation total for each year. A change of duties or salary means a change in duties and responsibilities which results in duties and responsibilities that are inferior to his duties and responsibilities at the time of the change in control, a reduction in his annual salary from such rate in effect at the time of the change in control or a change of place of assignment from Lee County, Alabama to a location that is located further than 25 miles from Lee County, Alabama.

The Chambers Agreement also provides that Mr. Chambers will not engage in certain competitive activities within a 50 mile radius of any office of the Bank for a period of 12 months after termination, provided that Mr. Chambers is paid a severance payment equal to one times his base salary. The agreement contains customary restrictive covenants with respect to the disclosure of confidential information and return of property. Each of these covenants may be enforced through injunctive relief and other equitable remedies.

Ms. Joyce
The employment agreement, dated February 19, 2013, by and between Southern States Bank and Ms. Joyce, as amended on April 14, 2021 (as amended, the “Joyce Agreement”) provides for a one-year term which automatically renews each day so that the term is always one year. Compensation set forth in the Joyce Agreement includes a base salary that is reviewed annually, annual incentive payments that are determined by the board and/or the Chief Executive Officer and eligibility to participate in equity incentive programs of Southern States Bank. In addition, Southern States Bank shall make available to Ms. Joyce, through its group term life insurance policy, life insurance coverage in an amount equal to at least one times her base salary, but not to exceed $250,000, and Ms. Joyce will also be entitled to receive up to $1,500 to purchase additional life insurance. The agreement may be terminated by Southern States Bank for cause (as defined in the Joyce Agreement) and any benefits cease except for earned but unpaid salary and benefits. The Joyce Agreement may also be terminated:

•upon disability or death, in which case Southern States Bank’s obligations cease except that the full salary and perquisites shall be paid upon disability until the executive has satisfied the “elimination period” under any disability or insurance plan;
•without cause, by Southern States Bank, in which case all obligations of Southern States Bank cease but for earned but unpaid salary and benefits;
•by Ms. Joyce voluntarily, in which case Southern States Bank’s obligations cease except for earned but unpaid salary and benefits; and
•by Ms. Joyce for good reason, in which case Ms. Joyce shall be paid a severance payment within 30 days of termination.

The severance payment is a sum equal to the aggregate cash compensation received by Ms. Joyce (salary and bonus) for the most recently completed calendar year and certain annualized benefits under employee benefit plans.

For purposes of the Joyce Agreement, “good reason” means, without Ms. Joyce’s consent, any reduction in base salary, a material diminution in authority, duties or responsibilities, the failure of any successor to Southern States Bank to perform Southern States Bank’s obligations, a material breach of the Joyce Agreement by Southern States Bank, or the requirement of a permanent relocation by Ms. Joyce to a location 30 miles or more beyond the current location or future headquarters of Southern States Bank. Notwithstanding the foregoing, good reason shall be deemed to occur only when Ms. Joyce provides notice to Southern States Bank that a good reason event has occurred within 90 days of such occurrence, and Southern States Bank does not remedy the condition within 30 days of such notice.

Upon a change in control of Southern States Bank, and the termination of the employment of Ms. Joyce during the period beginning six months prior to and ending 12 months following such change in control for any reason other than cause, death or disability, the Company shall pay Ms. Joyce an amount equal to two times her cash compensation for the most recently completed calendar year and the annualized amounts paid for benefits for the most recently completed calendar year in a lump sum within 30 days of termination or, if later, the change in control. However, such amount shall be reduced so that the payment, together with all other payments upon a change in control, is one dollar less than the amount that would constitute an “excess parachute payment” as defined in Section 280G of the Code. “Change in control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as set forth in applicable U. S. Treasury regulations.

The Joyce Agreement also provides that Ms. Joyce will not engage in certain competitive activities within a 50 mile radius of any office of the Bank for a period of 12 months after termination, provided Ms. Joyce is paid a severance payment equal to one times her base salary.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen W. Whatley	50,000	—		10.00	1/20/2026	23,949	(5)	693,324
	10,000	—		14.50	1/21/2028
	16,486	—		16.00	2/08/2029
	12,158	6,079	(2)	20.10	1/22/2030
	2,425	4,850	(3)	20.03	2/10/2031
	—	6,014	(4)	20.61	2/09/2032
Mark A. Chambers	25,000	—		10.00	1/20/2026	18,571	(5)	537,630
	7,500	—		14.50	1/21/2028
	9,529	—		16.00	2/08/2029
	7,218	3,610	(2)	20.10	1/22/2030
	1,395	2,790	(3)	20.03	2/10/2031
	—	3,458	(4)	20.61	2/09/2032
Lynn J. Joyce	7,500	—		14.50	1/21/2028	17,094	(5)	494,871
	9,486	—		16.00	2/08/2029
	7,218	3,610	(2)	20.10	1/22/2030
	1,288	2,577	(3)	20.03	2/10/2031
	—	3,188	(4)	20.61	2/09/2032

(1) Based on $28.95 per share, which was the closing market price of one share of common stock on December 31, 2022.
(2) Of the amounts shown, 6,079, 3,610 and 3,610 options vested on January 22, 2023 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively.
(3) Of the amounts shown, 2,425, 1,395 and 1,288 options vested on February 10, 2023 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively. The remaining options will fully vest on February 10, 2024.
(4) Of the amounts shown, 2,004, 1,153 and 1,063 options vested on February 9, 2023 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively. The remaining options will fully vest by February 9, 2025.
(5) Includes 7,000, 4,043 and 3,777 in unvested restricted shares for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively, and 16,949, 14,528 and 13,317 in unvested restricted stock units for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively.

DIRECTOR COMPENSATION
Our directors received fees in 2022 of $1,200 per Bank board meeting attended, $500 per Company board meeting attended and $500 per committee meeting attended, except that the lead director received $1,750 for each Bank board meeting chaired and committee chairs received $700 for each meeting chaired.

The fee arrangement for board meetings for 2022 is a grant of stock with a value of $10,016 to vest immediately.

The following table shows the compensation paid during the year ended December 31, 2022 to each of our directors other than Mr. Whatley and Mr. Chambers, whose compensation is shown above in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (2)	Total ($)
Lewis C. Beavers (3)	30,200	10,016	40,216
Robert F. Davie (4)	10,200	10,016	20,216
Alfred J. Hayes, Jr.	40,450	10,016	50,466
Brent David Hitson	29,300	10,016	39,316
Brian Stacy Holmes	29,000	10,016	39,016
Jimmy Alan Lafoy (5)	3,700	10,016	13,716
Cynthia S. McCarty	26,300	10,016	36,316
Jay Florey Pumroy	38,100	10,016	48,116
J. Henry Smith, IV	49,150	10,016	59,166
Henry A. Turner	43,400	10,016	53,416

(1) Represents fees earned or paid in cash for board and committee attendance, including for service as chair or lead director of the board and committees.
(2) Represents equity grants in the form of restricted stock awarded to directors.
(3) Mr. Beavers joined the board in October 2019. Pursuant to a director retirement agreement that we assumed in connection with the acquisition of Small Town Bank, Mr. Beavers was eligible to receive retirement benefits beginning on July 1, 2020 if he is no longer serving on the board. The annual retirement benefit for Mr. Beavers is $9,606 per year.
(4) Mr. Davie retired from the board on August 11, 2022.
(5) Mr. Lafoy retired from the board on March 16, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions
Transactions by the Company, the Bank or its subsidiaries with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.

Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons.

We have a written policy governing the review and approval of transactions with related parties that are expected to exceed $120,000 in any fiscal year. The policy calls for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our Audit Committee. Upon determination by our Audit Committee that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among other relevant factors, whether the related party transaction is in our best interest, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy (such as before the policy was adopted), our Audit Committee will review such transactions as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain transactions are not subject to the related party transaction approval policy, including: (1) decisions on compensation or benefits relating to directors or executive officers and (2) credit extensions by us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features. Loans to directors, executive officers and persons or groups having the power to vote more than 10% of the Company’s voting common stock are also subject to the requirements of Federal Reserve Regulation O and FDIC regulations Part 337.

All related party transactions, including those described below, have been made consistent with applicable law, including Federal Reserve Regulation W.

Related Party Transactions
The following is a description of each transaction since January 1, 2022, and each proposed transaction in which:

•we have been or are to be a participant;
•the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two fiscal years; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Brent David Hitson, a director of Southern States and a partner at the law firm of Burr & Forman in Birmingham, Alabama, performs legal services for Southern States. Legal fees paid by Southern States to Burr & Foreman totaled $117,154 for the year ended December 31, 2022.

Jay Florey Pumroy, a director of Southern States and a partner at the law firm of Wilson, Dillon, Pumroy and James, Anniston, Alabama, performs legal services for Southern States. Legal fees paid by Southern States to Wilson, Dillon Pumroy and James totaled $40,923 for the year ended December 31, 2022. Additional fees were paid to Mr. Pumroy’s firm directly by the Bank’s loan customers in connection with loan closings.

In 2021, Southern States became a corporate sponsor of an ARCA Menards Series race car and a NASCAR Camping World Truck Series race truck fielded by Bret Holmes. Bret Holmes is the son of director Brian Stacy Holmes. The Company made a one-time payment of $200,000 for an annual sponsorship during the three months ended March 31, 2021. Under the sponsorship, Southern States’ brand was displayed on the ARCA car, NASCAR truck, car hauler, crew uniforms, driver uniform, and social media pages, and hospitality services are made available for Southern States’ customers at race events, including credentials and pit passes for garage and race experiences. In 2022, the sponsorship was $25,000 and sponsored one race.

Southern States has an arrangement with Holmes Aviation, LLC, a company owned by director Brian Stacy Holmes to rent, when needed, a Beechcraft King Air turboprop airplane for use by Southern States for company purposes. Southern States pays for use of the aircraft on an hourly rate plus the costs of the pilot and airport fees. Southern States paid $52,916 for the year ended December 31, 2022.

On October 26, 2022, we issued and sold $40.0 million in aggregate principal amount of 7.00% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) in a private placement. Mr. Chambers purchased $100,000 of the Notes, and James Henry Smith IV, purchased $200,000 of the Notes, in each case on the same terms as the other purchasers in the offering. During the year ended December 31, 2022, the largest aggregate principal amount was $100,000 for Mr. Chambers and $200,000 for Mr. Smith. We paid interest of $1,244 to Mr. Chambers and $2,489 to Mr. Smith.

We believe that the terms and conditions of the foregoing transactions are comparable to terms that would have been available from a third party unaffiliated with us.

Ordinary Banking Relationships
Certain of our officers, directors and principal stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, the Bank, us or our affiliates in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, do not involve more than normal risk of collectability or present other features unfavorable to us and are a type that the Bank generally makes available to the public. As of the date of this prospectus, no related party loans were classified or were nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal stockholders, as well as their immediate family members and affiliates.

The Bank has policies governing affiliate and insider lending transactions to comply with Federal Reserve Regulations O and W. These policies prohibit extensions of credit to “insiders,” as defined in the policies, including our executive officers and directors, unless the extension of credit:

•is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with members of the general public;
•does not involve more than the normal risk of repayment or present other unfavorable features; and
•is of a type that is generally made available by the Bank to the public.

As of December 31, 2022, we had loans and extension of credit to directors and officers totaling $5.7 million.

Other Transactions
Certain stockholders have preemption rights, registration rights, and board representation rights. Certain stockholders have also entered into passivity agreements with the Company incident to their investments in our common stock.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock as of March 15, 2023 for:

•each of our directors and named executive officers;
•all of our directors and executive officers, as a group; and
•each other person known to us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us by each person named in the table below, that such persons have sole voting and investment power with respect to all shares of common stock that they beneficially own.

The percentage of beneficial ownership is based on 8,747,763 shares of our voting common stock outstanding as of March 15, 2023.

Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Southern States Bancshares, 615 Quintard Avenue, Anniston, Alabama 36201.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
5% or Greater Stockholders:
Strategic Value Investors, LP (1)	848,404	9.7%
Davis Asset Management, LP (2)	797,244	9.1%
Floyd C. Davis (3)	636,202	7.3%
Fourthstone L.L.C. (4)	599,850	6.9%
The Banc Funds Company, L.L.C. (5)	506,022	5.8%

Directors and Named Executive Officers: (6)
Lewis C. Beavers	1,872	*
Daniel A. Cummings (7)	5,008	*
Alfred J. Hayes, Jr.	5,134	*
Jonathan W. Hinton	—	*
Brent David Hitson	28,426	*
Brian Stacy Holmes	188,299	2.2%
Christine Hunsaker	—	*
Cynthia S. McCarty (8)	4,844	*
Jay Florey Pumroy	103,012	1.2%
J. Henry Smith, IV (9)	51,793	*
Henry A. Turner	4,826	*
Stephen W. Whatley (10)	629,777	7.2%
Mark A. Chambers	75,440	*
Lynn J. Joyce	55,948	*
All Directors and Executive Officers as a Group (16 persons): (6)	1,307,392	14.9%
* Represents beneficial ownership of less than 1% of the class of shares.

(1) Based on the Schedule 13G filed on January 31, 2023 by Strategic Value Investors, LP; Strategic Value Opportunities, LP; Ben Mackovak; Marty Adams; Umberto Fideli; Strategic Value Private Partners LLC; and Strategic Value Bank Partners LLC with respect to the Company’s common stock held as of December 31, 2022. Based on the Schedule 13G (i) Strategic Value Investors, LP has shared voting and dispositive power over 248,404 shares; (ii) Strategic Value Opportunities, LP has shared voting and dispositive power over 600,000 shares; (iii) Ben Mackovak has shared voting and dispositive power over 848,404 shares; (iv) Marty Adams has shared voting and dispositive power over 848,404 shares; (v) Umberto Fideli has shared voting and dispositive power over 848,404 shares; (vi) Strategic Value Private Partners LLC has shared voting and dispositive power over 848,404 shares and (vii) Strategic Value Bank Partners LLC has shared voting and dispositive power over 848,404 shares. The address of the business office of each of the foregoing persons is 127 Public Square, Suite 1510, Cleveland, Ohio 44114.
(2) The address of the business office is 6366 Commerce Boulevard, Suite 214, Rohnert Park, CA 94928.
(3) Based on the Schedule 13G filed on February 9, 2023 by Floyd C. Davis with respect to the Company’s common stock held as of December 31, 2022. Based on the Schedule 13G, Floyd C. Davis has sole voting and dispositive power over 134,672 shares and shared voting and dispositive power over 501,530 shares.
(4) Based on the Schedule 13G filed on February 14, 2023 by Fourthstone LLC; Fourthstone Master Opportunity Fund LTD; Fourthstone GP LLC; Fourthstone QP Opportunity Fund LP; Fourthstone Small-Cap Financials Fund LP; and L. Phillip Stone, IV, with respect to the Company’s common stock held as of December 31, 2022. Based on the Schedule 13G (i) Fourthstone LLC has shared voting and dispositive power over 599,850 shares; (ii) Fourthstone Master Opportunity Fund LTD has shared voting and dispositive power over 390,655 shares; (iii) Fourthstone GP LLC has shared voting and dispositive power over 200,394 shares; (iv) Fourthstone QP Opportunity Fund LP has shared voting and dispositive power over 180,324 shares; (v) Fourthstone Small-Cap Financials Fund LP has shared voting and dispositive power over 20,070 shares; and (vi) L. Phillip Stone, IV has shared voting and dispositive power over 599,850 shares. The address of the business office of each of the foregoing persons is 575 Maryville Centre Drive, Suite 110, St. Louis, MO 63141.
(5) Based on the Schedule 13G filed on February 13, 2023 by Banc Fund X L.P., Banc Fund IX L.P. and TBFC Financial Technologies Fund L.P. with respect to the Company’s common stock held as of December 31, 2022. Based on the Schedule 13G, Banc Fund X L.P has sole voting and dispositive power over 222,200 shares, Banc Fund IX L.P has sole voting and dispositive power over 283,822 shares and TBFC Financial Technologies Fund L.P. does not have sole or shared voting or dispositive power over any shares. The address of the business office of both of the foregoing persons is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.
(6) Excludes voting common stock subject to options with vesting and forfeiture conditions and shares of common stock underlying Restricted Stock Units in our Deferred Plan. Includes unvested shares of restricted stock held by the director or officer as of March 15, 2023 in the amount shown in the table below:

Unvested Restricted Stock
Stephen W. Whatley	6,177
Mark A. Chambers	3,791
Lynn J. Joyce	3,276
Greg Smith	3,276
Jack Swift	3,276

(7) These shares are held in a family trust. Mr. Cummings’ spouse, Jeanne Cummings is the trustee.
(8) Includes 2,000 shares owned by Patrick McCarty (spouse).
(9) Includes 245 shares owned by Mr. Smith’s son, 245 shares owned by Mr. Smith’s daughter, and 240 shares owned by Mr. Smith’s second daughter.
(10) 522,023 shares are pledged as collateral on a loan from a commercial bank.

SOUTHERN STATES BANCSHARES, INC.

VOTE

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Your vote matters – here's how to vote!

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Votes submitted electronically must be received by May 16, 2023, at 1:00 p.m., local time.

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2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Company Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Lewis C. Beavers – one year term	☐	☐	02 - Mark A. Chambers – one year term	☐	☐	03 - D. Andrew Cummings – one year term	☐	☐
04 - Alfred Hayes, Jr. – one year term	☐	☐	05 - Jonathan W. Hinton – one year term	☐	☐	06 - Brent David Hitson – one year term	☐	☐
07 - Brian Stacy Holmes – one year term	☐	☐	08 - Christine Hunsaker – one year term	☐	☐	09 - Cynthia S. McCarty – one year term	☐	☐
10 - Jay Florey Pumroy – one year term	☐	☐	11 - J. Henry Smith, IV – one year term	☐	☐	12 - Henry A. Turner – one year term	☐	☐
13 - Stephen W. Whatley – one year term	☐	☐						

Proposal	For	Against	Abstain
2. Ratification of Mauldin & Jenkins as the independent public accountants for year ending December 31, 2023	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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Southern States Bancshares, Inc.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2023

The undersigned stockholder hereby appoints either J. Henry Smith, IV and Brian Stacy Holmes and each of them, or, if not designated by the undersigned, such other person(s) as the Board of Directors of Southern States Bancshares, Inc. ("Bancshares") may designate, as proxy for the undersigned with full power of substitution, to represent the undersigned and to vote all shares of the common stock of Bancshares which the undersigned is entitled to vote at the annual meeting of stockholders of Bancshares that will be held at 615 Quintard Avenue, Anniston, Alabama 36201 at 8:00 a.m. on May 17, 2023, and at any adjournment thereof, on all matters that may properly come before such Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSALS AND AT THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING (WHICH WE DO NOT EXPECT).

This proxy also gives authority to the proxy holders to vote on matters incident to the conduct of the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

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Comments — Please print your comments below.